EXHIBIT 12
DENBURY RESOURCES INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Year Ended December 31,										Nine Months Ended September 30,
	2000		2001		2002		2003		2004		2004		2005

Earnings:

Pretax income from continuing operations	$74,933		$81,374		$70,315		$80,153		$121,840		$88,089		$162,985
Equity in (earnings) loss of affiliates	—		—		(55)		(256)		136		28		(276)
Distributed income of equity investees	—		—		—		57		508		373		387
Fixed charges, below	15,708		22,896		27,408		23,893		20,412		15,602		15,365
Less: Interest capitalized	—		—		—		—		—		—		(1,049)

Earnings	$90,641		$104,270		$97,668		$103,847		$142,896		$104,092		$177,412

Fixed Charges:

Interest expense	$15,255		$22,335		$26,833		$23,201		$19,468		$14,917		$13,318
Capitalized interest	—		—		—		—		—		—		1,049
Interest component of rent expense	453		561		575		692		944		685		998

Fixed charges	$15,708		$22,896		$27,408		$23,893		$20,412		$15,602		$15,365

Ratio of earnings to fixed charges	5.8	x	4.6	x	3.6	x	4.3	x	7.0	x	6.7	x	11.5	x